Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

MAP Pharmaceuticals, Inc.

at

$25.00 Net Per Share

Pursuant to the Offer to Purchase dated January 31, 2013

by

Groundhog Acquisition, Inc.

a wholly-owned subsidiary of

Allergan, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE NIGHT OF FEBRUARY 28, 2013, UNLESS THE OFFER IS EXTENDED.

January 31, 2013

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated January 31, 2013 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Groundhog Acquisition, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Allergan, Inc. (“Allergan”), a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share (individually, a “Share” and collectively, the “Shares”), of MAP Pharmaceuticals, Inc. (“MAP”), a Delaware corporation, for $25.00 per Share, net to you in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal. Also enclosed is the Solicitation/Recommendation Statement on Schedule 14D-9 filed by MAP with the Securities and Exchange Commission in connection with the Offer.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The price to be paid in the Offer is $25.00 per Share, net to you in cash, without interest and less any applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 22, 2013 (the “Merger Agreement”), by and among Allergan, Purchaser and MAP. The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into MAP (the “Merger”), with MAP continuing as the surviving corporation and a wholly-owned subsidiary of Allergan. At the effective time of the Merger, each outstanding Share (other than any Shares held by Allergan, Purchaser, MAP or any of its wholly-owned subsidiaries, and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger) will be cancelled and extinguished and automatically converted into the right to receive the price per Share paid in the Offer, net to the holder in cash, without interest and less any applicable withholding taxes.

4. The board of directors of MAP has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of MAP and the MAP stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the MAP stockholders accept the Offer, tender their Shares pursuant to the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (if required by applicable law).

5. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on the night of February 28, 2013, unless the Offer is extended by Purchaser (as may be extended, the “Expiration Date”).

6. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date, a number of Shares that, together with the Shares then owned of record by Allergan or Purchaser or with respect to which Allergan or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding, determined on a fully diluted basis assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof and (ii) the expiration or termination, at or prior to the Expiration Date, of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. The Offer is also subject to the other conditions described in the Offer to Purchase.

7. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all Shares held for your account, please complete, sign, detach and return to us the instruction form below. An envelope in which you can return your instructions to us is enclosed. If you authorize tender of any or all Shares held for your account, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the Expiration Date.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “Depositary”) of (i) certificates representing such Shares (except in the case of Shares held in a book-entry/direct registration account maintained by MAP’s transfer agent) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute, or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute or have such statute declared inapplicable to the Offer, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instruction Form with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

MAP Pharmaceuticals, Inc.

at

$25.00 Net Per Share

Pursuant to the Offer to Purchase dated January 31, 2013

by

Groundhog Acquisition, Inc.

a wholly-owned subsidiary of

Allergan, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated January 31, 2013 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), in connection with the tender offer by Groundhog Acquisition, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Allergan, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share, of MAP Pharmaceuticals, Inc., a Delaware corporation (individually, a “Share” and collectively, the “Shares”), for $25.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

This form instructs you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal furnished to the undersigned.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any certificate representing Shares or any other document submitted on my behalf to American Stock Transfer & Trust Company, LLC (the “Depositary”) will be determined by Purchaser in its sole and absolute discretion (provided that Purchaser may delegate such power in whole or in part to the Depositary).

Number of Shares to be Tendered:

SIGN HERE

Shares*
Dated , 2013	Signature(s)
Name(s)
Address(es)

(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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